Exhibit 10.15

SECOND AMENDED AND RESTATED TECHNOLOGY LICENSE AGREEMENT

This Second Amended and Restated Technology License Agreement (the "Agreement") is entered into as of February 27, 2014 (the "Effective Date"). by and between Bio-Tech Medical Software, Inc., a Florida corporation with an address of 2805 E. Oakland Park Blvd., Suite 250, Fort Lauderdale, Florida 33306 ("Licensor") and Medbox, Inc., a Nevada corporation with an address at 8439 W. Sunset Blvd., West Hollywood, California 90069, ("Licensee"). Licensor and Licensee are sometimes referred to herein collectively, as the "Parties" and individually, as a "Party".

RECITALS

WHEREAS, Licensee has developed and holds all Intellectual Property Rights in and to the Software and

WHEREAS, Licensor and Licensee had previously entered into a Stock Purchase Agreement covering a transaction of which this license was a part, but have now restructured their relationship such that the stock swap between the Parties is cancelled, and the payments previously made from Licensee to Licensor will now simply represent consideration for this Agreement; and

WHEREAS, the Parties therefore desire to amend. restate, and supersede in full the Amended and Restated Technology Licensing Agreement of  February 26, 2013 between the Parties; and

WHEREAS, the Parties are entering into this Agreement pursuant to which Licensor is granting to Licensee a non-exclusive royalty-free license to  incorporate  the  Software  in Licensee's Production Hardware Environment in the Territory, subject to  the  terms   and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.        Definitions.

In addition to capitalized  terms defined elsewhere herein, the following capitalized terms will have the meanings set forth next to each:

1.1 "Affiliate" means a person or entity which controls, is controlled by or is under common control with a Party or any other person or entity.

1.2 "Applicable Laws" means all applicable laws, rules, and regulations,  including any rules, regulations, guidelines, or other requirement of any regulatory authorities or other governmental authorities that may be in effect from time to time in any relevant legal jurisdiction in the Territory.

1.3 "Documentation" means all user documentation provided by Licensor to Licensee or made available by Licensor to other licensees, as well as any specifications for the Software provided by or agreed to by Licensee.

1.4 "Intellectual Property Rights" means (a) all patents, patent rights, patent applications, and patent disclosures, (b) all inventions (whether or not patented, patentable or reduced to practice), and all modifications, derivative works and improvements thereto, (c) all trademarks, service marks. trade dress, logos, and trade names, (d) all copyrights, (e) all trade secrets and other protectable confidential information, and (f) all other proprietary rights relating to the Software which Licensor may own or otherwise hold as of the Effective Date, or come to own and/or hold at any time prior to termination of this Agreement, including without limitation those set forth on Exhibit A hereto.

1.5 "Production Hardware Environment" means Licensee's biometric cannabis (marijuana) dispensing machines and their associated computing environment.

1.6 "Software" means Licensor's biometric cannabis (marijuana) inventory tracking software in the version in place as of the Effective Date and any and all updates, new versions, revisions, releases, bug-fixes, patches and upgrades that are generally made available to other licensees of Licensor at any time prior to termination of this Agreement, with the exclusion of any of the foregoing that may be tailored to meet the specific needs of a particular third party licensee.

1.7 "Territory" means the United States of America, its territories and possessions and Canada.

2. Licensed Rights.

2.1 License Grant. Subject to all terms and conditions set forth in this Agreement Licensor hereby grants to Licensee, all Affiliates of Licensee, a royalty-free, fully paid-up, non exclusive, nontransferable, right and license under all Intellectual Property Rights relating to the Software which Licensor may own or otherwise hold as of the Effective Date. or come to own and/or hold at any time prior to termination of this Agreement and for exercise solely within the Territory, to: use, reproduce, distribute, install, have installed by others, repair, have repaired by others, maintain and/or have maintained by others, support and/or have supported by others, the Software solely for use in conjunction with, and/or incorporated into, the Production Hardware Environment, together with and including the right to grant sublicenses to Licensee's customers for the Production Hardware Environment to use the Software solely in connection with the use, installation, maintenance, support and/or repair of the Production Hardware Environment. Further, Licensee and each customer of Licensee shall have the right to make, store, load and use an archival copy of the Software in connection with the Production Hardware Environment. The license granted under this Section 2.1 and all sublicenses granted thereunder shall forever survive and all rights and obligations thereunder,  shall forever survive any expiration, termination and/or breach of this Agreement to the extent reasonably necessary to permit the Software to be used, reproduced, installed, maintained and/or supported in connection with use, maintenance and repair of any and all implementations of Licensee's Production Hardware Enviro1m1ent which were already in use by customers of Licensee and/or which were sold or distributed by Licensee at any time prior to: (i) the effective date of termination or expiration of this Agreement or, (ii) the end of the period of time referred to in Section 3.3(c) of this Agreement.

2.2 Sublicenses. Except as otherwise expressly provided in Section 2.1 above and/or Section 3.3 of this Agreement, Licensee will not have the right to grant sublicenses under this Agreement in the Territory to third parties, who manufacture, license, market, sell, distribute, own and operate Licensee's Production Hardware Environment.

2.3 Disclaimers. THE SOFTWARE SHALL OPERATE AND FUNCTION IN ALL MATERIAL RESPECTS IN ACCORDANCE WITH THE DOCUMENTATION, WHICH DOCUMENTATION SHALL BE ACCURATE OR COMPLETE IN ALL MATERIAL RESPECTS. LICENSOR DOES NOT WARRANT THAT THE VALIDITY OF ANY OF THE INTELLECTUAL PROPERTY RIGHTS OR THAT PRACTICING THE INVENTIONS CLAIMED UNDER THE INTELLECTUAL PROPERTY RIGHTS WILL BE FREE OF INFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2, LICENSEE ON BEHALF OF ITSELF AND ITS SUB-LICENSEES AGREES THAT THE SOFTWARE AND THE INTELLECTUAL PROPERTY RIGHTS ARE LICENSED "AS IS," AND LICENSOR NEITHER MAKES NOR HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF THE SOFTWARE INCLUDING ITS SAFETY, EFFECTIVENESS OR COMMERCIAL VIABILITY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 2, LICENSOR DISCLAIMS ALL OTHER WARRANTIES WITH REGARD TO THE SOFTWARE, INCLUDING ALL WARRANTIES. EXPRESS OR IMPLIED, OF WITH RESPECT TO FUNCTIONAL CONDITION PERFORMANCE OPERABILITY OR USE OF THE SOFTWARE OR ITS MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. LICENSEE ASSUMES ALL RESPONSIBILITY AND LIABILITY OR LOSS OR DAMAGE CAUSED BY THE SOFTWARE; USED OR SOLD BY LICENSEE OR ITS SUB LICENSEES.

This Section 2.3, and ail rights and obligations thereunder, shall forever survive any expiration, termination and/or breach of this Agreement.

2.4 Payment. The Parties acknowledge and agree that Licensor has paid to Licensee the sum of six hundred thousand U.S. Dollars ($600,000.00) as the sole, exclusive, full and final payment of any kind which shall be made by Licensee, under or pursuant to this Agreement. The receipt, amount and sufficiency of the aforementioned payment are hereby unconditionally acknowledged by Licensor. The Parties acknowledge and agree that no further payments, fees or remuneration of any kind shall ever be due or owing to Licensor, either by Licensee or by any sublicensee of Licensee, under or pursuant to this Agreement and/or pursuant to the grant or exercise of any license granted to Licensor under this Agreement and/or pursuant to the grant or exercise of any sublicense granted directly or indirectly under any license granted to Licensee under this Agreement.

3. Term and Termination.

3.1 Term. This Agreement and the shall become effective as of the Effective Date, and shall remain in full force and effect for a period of five (5) years, unless otherwise earlier terminated as provided in this Section 3.

3.2  Termination Rights and Events.

(a) Mutual  Agreement. This Agreement will terminate upon the mutual written agreement of the Parties.

(b) Termination  for  Breach. Either Party shall have the right, but no obligation, to terminate this Agreement upon fifteen (15) business days' written notice to the other Party, if said other Party is in breach of Agreement unless such breach is substantially cured within such fifteen (15) business day period. Each Party shall communicate and cooperate reasonably with the other Party in connection with efforts to effect a cure of any breach.

(c) Contesting the Validity of the Licensed Patents. Unless, and only to the extent such termination is not prohibited under Applicable Law, in the event Licensee commences any court action or administrative action that challenges the validity of any or all of the patents included in the Intellectual Property Rights during the Term, this Agreement shall automatically terminate effective as of the date Licensee commences any such action.

(d) Financial Difficulties. Either Party shall have the right to terminate this Agreement immediately upon written notice to the other  Party, if that other Party becomes involved in financial difficulties as evidenced:

(i) by its commencement of a voluntary case under any applicable bankruptcy code or statute , or by its authorizing, by appropriate proceedings, the commencement of such a voluntary case;

(ii) by its failing to receive dismissal of any involuntary case under any applicable bankruptcy code or statute within ninety (90) days after initiation of such action or petition;

(iii) by its seeking relief as a debtor under any applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or  alteration of the rights of creditors, or by consenting to or acquiescing in such relief;

(iv) by the entry of an order by a court of competent jurisdiction finding it to be bankrupt or insolvent. or ordering or approving its liquidation, reorganization, or any modification or alteration of the rights of its creditors or assuming custody of or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or

(v) by its making as assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

The failure by a Party to exercise its right to terminate this Agreement pursuant to this Section 3.2 in the event of any occurrence giving rise thereto will not constitute waiver of the rights in the event of any subsequent occurrence.

3.3 Effect of Termination.

(a) The provisions of Sections 1, 3, 4, 5, 6, 7, 8, 11, and 12 of this Agreement, all rights and obligations thereunder, shall forever survive any expiration, termination and/or breach of this Agreement.

(b) Except as otherwise provided in Section 2  and Section 3.3(c) and/or elsewhere in of this Agreement upon termination of this Agreement, all rights" privileges and licenses granted by Licensor to Licensee will immediately terminate and revert to Licensor and Licensee will thereafter not make any use whatsoever of the Software.

(c) Notwithstanding the foregoing provisions of this Section 3.3 and/or any other provision of this Agreement, the licenses granted under Section 2.1 and any and all sublicenses granted thereunder, shall survive any breach or termination of this Agreement for a period of time sufficient to permit manufacture, shipment, sale, distribution, installation, testing and use of any all implementations of Licensee's Production Hardware Environment which were on order, pending manufacture, in manufacture, pending shipment, in shipment, pending delivery, in inventory pending installation, being installed and/or in testing as of the effective date of such termination or expiration of this Agreement.                         ·

4. No Reverse Engineering; No Derivative Works; No Illegal Activities; Compliance with Applicable Laws. Licensee agrees not to directly or indirectly modify, reverse engineer, adapt, disassemble or decompile the Software, or any portion thereof, or create derivative works based on the Software or any part thereof with the exception that any modifications or revisions which may be made to the Software or any part thereof in the course of any installation, maintenance, repair or use of Licensee's Production Hardware Environment which are otherwise within the scope  of the license granted under Section 2.1 and/or any sublicense granted thereunder shall likewise be deemed to be within the scope of said license or sublicense. Licensee shall not modify any intellectual property notices contained in the Software. Licensee agrees to use the Software only to engage in legal activities and will use it only in compliance with Applicable Laws.

5. Ownership. Licensee acknowledges that all copies of the Software in any form and the Intellectual Property Rights embodied therein are the sole property of Licensor. Licensee shall have no right, title or interest to any such Software, modifications or derivatives of the Software or copies thereof, except as provided in this Agreement. Licensor acknowledges that all use of any trademarks, service marks or trade dress associated with the Software shall inure to the benefit of Licensor.

6. Infringement of Intellectual Property Rights.

6.1 Notification. Each Party will notify the other promptly in writing when any infringement of the Intellectual Property Rights by a third party is discovered or reasonably suspected.

6.2 Licensor's Enforcement Rights. Licensor shall have the sole right to enforce the Intellectual Property Rights of Licensor. Licensee will, at Licensor's expense, reasonably cooperate with Licensor with respect to such enforcement.

7. Confidential  Information.

7.1 Confidential Information Defined. The Parties recognize that each may have disclosed to and received from the other, and may disclose to and receive from each other prior to the Effective Date and from time to time during the Term, certain information, regardless of form, concerning the operation, business, financial affairs, products, customers, technical and business information, or other aspects of each other and their respective affiliates that may not be accessible or generally known to the public ("Confidential Information").

7.2 Nondisclosure. For the protection of Confidential Information, the Parties agree that Confidential Information acquired by any Party from the other party will not be disclosed and will only be used as reasonably necessary for each Party to perform its obligations, or enjoy its rights, that are provided under this Agreement; provided, however, that the Confidential Information will not be published or disclosed by such Party to any other person or entity (except to legal counsel, in confidence), in any manner whatsoever, without the prior written approval of the other Party. Each Party shall, and shall cause its employees, agents, and every other person and entity it employs in connection with this Agreement, to protect and safeguard the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Confidential Information as such Party uses to protect is own confidential or proprietary information of a like nature.

7.3 Disclosure in Judicial or Governmental Process. In the event that either Party receives any demand from any third party for the disclosure of any Confidential Information, or is directed to disclose any portion of any Confidential Information received from the other Party in conjunction with a judicial or governmental proceeding or arbitration, then the Party requested or directed to make such disclosure shall immediately notify the other Party. Each Party agrees to provide the other Party with reasonable cooperation and assistance in securing  a suitable protective order and in taking any other steps to preserve the confidentiality of such Confidential Information, but will not be in breach for complying with any legal obligation to disclose such Confidential Information.

7.4  Exceptions. The Parties agree that Confidential Information does not include any:

(a) information that was rightfully in the possession of the receiving Party prior to such disclosure of the otherwise Confidential Information of the other Party;

(b) any information that becomes rightfully known to the receiving Party, without confidential or proprietary restrictions, from a source independent of and not in privy with the other Party, and that is disclosed to the receiving Party without breach of any confidentiality obligations, such information no longer being Confidential Information at such time of becoming rightfully known to the receiving Party; or

(c) any information that, as evidenced by its ordinary business  records. is developed independently by the receiving Patty without use of  or reference to any of the Confidential Information received by such Party and without violation of any confidentiality restriction, such information no longer being Confidential Information at such time of independent development by the receiving Party.

7.5 Injunctive Relief. Each Party acknowledges that any unauthorized disclosure or use of the Confidential Information would cause the other Party imminent irreparable injury and that such Party shall be entitled to, in addition to any other remedies available at law or in equity, seek injunctive relief in the event the event of a breach or a threatened breach by the other Party or its obligations under this Section 7, without the necessity of posting a bond or other security.

8.  Indemnification.

8.1 Indemnification. Licensee and its sublicensees will defend, indemnify, and hold harmless Licensor, its officers, directors, employees, agents, heirs, successors, assigns,  and representatives (each, an "Indemnitee") from and against any and all losses, damages, judgments, settlements, costs, and expenses (including, but not limited to, reasonable attorneys' fees) arising out of, or incidental to, any lawsuit, claim, demand, or other action brought by or asserted by a third party resulting from, or relating to, any of the following (each, an "Indemnification  Claim"):

(a) the negligence or willful misconduct of Licensee or any of its sublicensees;

(b) any material breach by Licensee of any obligation, representation, warranty, or covenant set forth in this Agreement;

(c) the failure to comply with Applicable Laws by Licensee or any of its sublicensees;

(d) any allegation that personal injury or death, or any damage to any property, was caused or allegedly caused by a defect in the Software; and/or

(e) any product liability claims related to the Software. Each Indemnitee is a third party beneficiary hereunder with respect to this Section 8.

8.2 Process for Indemnification. If an Indemnitee asserts a claim for indemnification, it shall notify Licensee in writing promptly upon becoming aware of any claim that it believes to be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice will not relieve Licensee of its indemnification, defense and hold harmless obligations under this Agreement except and only to the extent that Licensee is actually prejudiced as a result of such failure to give notice).  Licensee shall have the right to assume and control the defense of claim at its own expense with counsel selected by Licensee and reasonably acceptable to Licensor, provided, however, an Indemnitee shall have the right to retain its own counsel, whose reasonable attorneys' fees shall paid by Indemnitee, if representation of such Indemnitee by the counsel retained  by  Licensee  would  be  inappropriate due to actual or reasonably foreseeable materially differing interests. If Licensee does not assume the defense of the Indemnification Claim, Indemnitee may defend same but shall have no obligation to do so. Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of Licensee, and Licensee  shall not settle or compromise any Indemnification Claim in any manner which would have an adverse effect on the interests of Indemnitee, without the prior written consent  of Indemnitee,  which  consent,  in each case, shall not be unreasonably withheld, delayed, or conditioned. The Parties shall reasonably cooperate with one another in connection with the handling of any third party claims and shall make available to the one another any and all pertinent  information, documents and testimony as a Party may reasonably and lawfully request and said information will be considered Confidential Information hereunder.

9. Updates. Licensor has the right, but no obligation, to periodically update the Software, at its complete discretion, without the consent or obligation to Licensee or any licensee or user. Licensor shall provide Licensee with any and all updates, new versions, revisions, patches and bug fixes to the Software in accordance with the terms of this Agreement at no charge.

10.  Custom Engineering and Additional  Services.

10.1 Custom Engineering. Licensee may from time to time during the Term, request from Licensor changes, enhancements, improvements, additional features and or functionality be added to the Software. Licensor may, at its sole discretion agree to make such changes to the Software on such terms as may then be negotiated and agreed to by the Parties in an amendment to this Agreement or in a separate agreement. All such changes. enhancements, improvements or additional features and functionality to the Software created by Licensor shall remain the sole property of Licensor.

10.2 Additional Services. Licensee may, from time to time during the Term, request from Licensor, and additional services to aid in the setup, installation and support of the Software on Licensee's Product Hardware Environment. Licensor may, at its sole discretion, provide such additional services on such terms as may be then negotiated and agreed to by the Parties in an amendment to this Agreement or in a separate Agreement.

10.3 Rescuer Fees. Licensee may, from time to time during the Term, assist in attracting additional purchasers or licensees tor Licensor's technology. In the event Licensee is responsible for doing so, Licensee shall be entitled to receive a reseller fee equal to twenty-five percent (25%) of the sales price, licensing fees and/or other revenue generated therefrom (whether payable in a lump sum or on an ongoing basis) and actually resold by Licensor. The reseller fees shall apply to any technology which Licensor possesses and for which Licensee directly introduces the purchaser or licensing party.

11.  Bankruptcy  Protections.

11.1 Retention of Rights in Event of Insolvency.  If Licensor (a) becomes insolvent or states in writing that it is insolvent, or (b) is or becomes subject to any type of insolvency or collective judicial or administrative proceedings, including any interim proceeding, in which assets of Licensor are subject to control or supervision by any trustee, receiver, court or other governmental entity for purposes of dissolving, liquidating or reorganizing Licensor, its business or its assets, or (c) suspends or declares in writing its intention to suspend payments to creditors generally or any class thereof, or suspends or ceases all or substantially all of its business, Licensee retains the rights granted in the Agreement indefinitely.

11.2 Intellectual Property. In the event that this Agreement is terminated or rejected by Licensor or its receiver or trustee under the Bankruptcy Code of the United States ll U.S.C. § 101 et seq. (hereinafter, Bankruptcy Code) or other applicable bankruptcy laws due to Licensor's bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property'' as defined under Section 101(52) of the Bankruptcy Code. Licensor and Licensee agree that all rights licensed under this Agreement, including without limitation, the Licensed Patent, are "intellectual property" as defined under Section 101(52) of the Bankruptcy Code subject to the protections afforded Licensee under Section 365(n) of the Bankruptcy Code.

11.3 Election Under Section 365(n) of Bankruptcy  Code. In the event this Agreement is ever terminated or rejected by Licensor or its receiver or trustee under the Bankruptcy Code, or any other applicable bankruptcy laws, Licensee hereby elects, pursuant to Section 365(n) of the Bankruptcy Code to retain all rights granted to it under this Agreement to the full extent permitted by law.

12.  Miscellaneous.

12.1 Waiver. No provision of the Agreement may be waived except in writing by both Parties hereto. No failure or delay by either Party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of that or any other right or remedy on any subsequent occasion.

12.2 Severability. Should one or more provisions of this Agreement be or become invalid or unenforceable, then the Parties hereto will attempt to agree upon valid and enforceable provisions in substitution for the invalid or unenforceable provisions, which in their economic effect come so close to the invalid or unenforceable provisions that it can be reasonably assumed that the Parties would have accepted this Agreement with those new provisions. If the Parties are unable to agree on such valid and enforceable provisions, the invalidity or unenforceability of such one or more provisions of this Agreement will nevertheless not affect the validity or enforceability of the Agreement as a whole, unless the  invalid  or unenforceable provisions are of such essential importance to this Agreement that it may be reasonably presumed that the Parties would not have entered into this Agreement without the invalid or unenforceable provisions.

12.3 Assignment; Successors and Assigns.

(a) This Agreement is personal to Licensee, and Licensee may not assign or otherwise transfer this agreement, whether by written assignment, merger, reorganization, by operation of law or otherwise, without the prior written consent of Licensor, within Licensor's sole discretion. Any purported assignment or transfer of this Agreement without Licensor's approval will be void and not merely voidable. This Agreement will terminate at Licensor's election upon a Change of Control of Licensee, unless Licensor consents to this Agreement continuing in full force and effect upon such Change of Control. For purposes of the foregoing, a "Change of Control" of Licensee means: (i) an event or series of related events by which any natural person or business entity becomes the beneficial owner, directly, or indirectly through one or more intermediaries, of securities of Licensee representing fifty percent (50%) or more of (1) the outstanding common stock of Licensee or (2) the combined voting power of Licensee's then outstanding voting stock (in either case, the "Voting  Stock"); (ii) Licensee is party to a merger, acquisition, share purchase, joint venture, consolidation, reorganization, amalgamation, or other transaction having similar effect (each a "Business Change") which results in the Voting Stock of Licensee outstanding immediately prior thereto failing to  continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty percent (50%) of the combined voting power of the Voting Stock of Licensee or such surviving or other entity outstanding immediately after such Business Change; or (iii) the sale or disposition of all or substantially all of Licensee's assets (or consummation of any transaction having similar effect) related to the Licensed Product.

(b) Licensor may assign this Agreement in whole or in part, within Licensor's sole discretion. Licensor will notify Licensee of any assignment.

(c) This Agreement will inure to the benefit of, and be binding upon and enforceable against, the permitted successors or assignees of each Party.

12.4 Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or .pdf transmission) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together will constitute one and the same Agreement and each such counterpart shall be deemed an original for all purposes.

12.5 No Agency. Nothing herein contained will be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Licensor and Licensee. Neither Party will at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf  of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each Party under this Agreement will be made, undertaken, incurred or paid exclusively by that Party on its own behalf, and not as an agent or representative of the other Party.

12.6 Notices. All communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses found on the first page of this Agreement, or to such other address as designated by one Party to the other by notice pursuant hereto. All such notices shall be sent by certified mail, return receipt requested or by documented overnight courier and shall be deemed given upon being so sent.

12.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with. the laws of the State of Florida and applicable laws of the United States of America, without regard to, or application of any conflicts of law principles which might lead to the application of the of any other state.

12.8 Venue; Jurisdiction; Attorney's Fees. In the event of any suit. action or otherwise under this Agreement or otherwise each Party hereby irrevocably agrees only to bring a proceeding in a Federal or state court of competent jurisdiction sitting in Broward County, in the State of Florida. Each Party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law any objections which they may now have or hereafter have to the laying of any such proceeding brought in an inconvenient form. The prevailing Party in any action brought to interpret or enforce this Agreement shall be entitled to receive its reasonable attorneys' fees and costs including any and all of same incurred at the pleading, discovery, and mediation, pretrial, trial, post-trial and appellate stages.

12.9 Headings. The various headings and subheadings appearing in this document are solely for convenience of reference only and do not form part of any of the terms and/or conditions of this Agreement and shall not affect in any way, and/or be used to construe, any of the terms and/or conditions of this Agreement.

12.10 Entire  Agreement. The  Amended and Restated Technology Licensing Agreement of February 26, 2013, as amended, restated, and superseded in full by this Agreement and Exhibit A hereto, constitutes the sole, entire and complete understanding and agreement of the Parties relating to their subject matter and may only be amended by a written document executed on behalf of both of the Parties.

12.11 Rules of Construction. The use in this Agreement of the terms "include'' or "including" means "include without limitation" or “including without limitation", respectively. References to a Section of this Agreement shall be deemed to refer to all subsections thereof unless otherwise indicated.

12.12 Preparation of Agreement. Counsel for the Parties has participated in the preparation, negotiation and review of this Agreement on behalf of their respective clients. For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties, and no ambiguity shall be construed or resolved in favor of or against any Party based on the nature and/or extent of participation of that Party or its Counsel, in the drafting of the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LICENSOR:

BIO-TECH MEDICAL SOFTWARE, INC.

By: /s/ Steven Siegel, CEO

LICENSEE:

MEDBOX, INC.

By:  /s/ Vincent Mehdizadeh, COO

EXHIBIT  A
Intellectual Property Rights

U.S. Patent Number 8086470

U.S. Patent Number 8335697

Know-How related to the above Patents